CSX Safety Award

For the 4th consecutive year, Cardinal Ethanol has been the recipient of the CSX Safety Excellence Award (CSEA). This award highlights our commitment to chemical safety and the safe transport of hazardous chemicals. As an integral part of our Company, we are dedicated to transporting our products securely and safely to protect communities and the environment. The CSEA specifically recognizes companies that ship over 600 or more rail cars during the year on the CSX Rail Lines with no non-accidental hazardous chemical releases. Cardinal has shipped approximately 3,000 cars of ethanol annually.



CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.

Growth Energy/New Holland Partnership

New Holland Agriculture has entered into a partnership with Growth Energy as the sole premier agricultural machinery partner to Growth Energy's member ethanol plants and the growers who supply the plants. Cardinal Ethanol is a Growth Energy member as so through this relationship, New Holland is providing a valuable program that will help promote American Ethanol. This will benefit growers by providing special incentives for new equipment purchased from New Holland. As a Growth Energy member, we now have National Account status. Customers qualifying for the National Account status will receive the best price on New Holland equipment. For details about this purchasing opportunity from New Holland, you can contact your New Holland dealer. Also, we are currently working out details for a late summer New Holland Grower meeting at the plant where you will be able to see New Holland equipment and have hands-on access to it. We will send more details out about this event once details are worked out.

Cardinal Ethanol, LLC

1554 N. 600 E.

Union City, IN 47390

765-964-3137

www.cardinalethanol.com

Letter from the Chairman

As you can see from the included financial statements, Cardinal has weathered an extremely difficult period of low margins, severe drought and high corn prices. In fact, Cardinal has fulfilled all bank covenants and remained in compliance with all regulatory agencies as well as made a modest profit. Cardinal is an efficient, up to date and effective business that continues to also re-invest capital in improvements to the operation. Your Cardinal Team has proven itself to be considered among the top plants in the ethanol industry.

Our position which is so different from many in our industry causes us to reflect on why we were able to accomplish this when so many other plants are struggling to keep their bank covenants, are actually idling or ceasing production, or are looking for a partner to supply them fresh monies to continue operations. Our current situation is a direct result of the commitment by your Cardinal Team (Members, Board and Management) to operate a highly efficient enterprise and also to aggressively pay down our debt over the last few years by funneling earnings toward reducing our bank obligations. This has allowed us to save significant amounts of cash in the form of interest and principal payments recently and thus lowered our operating burden, allowing us to provide earnings in a difficult situation, including the worst drought in many years.

Your board has recently attended a strategy session where we tried to establish the future direction of the company. We did establish some guidelines for working capital reserves and the options we might consider for any excesses, including member distributions, capital expenditures, continued debt reduction, or other activities. Today, with our long-term debt in a manageable situation and with the accelerated depreciation coming to an end in 2014, continued aggressive debt reduction will remain important but will not be the singular focus it has been in the past.

In the coming months, we expect to refinance our debt before it matures in the coming year, to complete the few capital projects we have underway and to push toward annual production of 115.5 million gallons in order to maximize our facility. We appreciate your continued support, and encourage your input if you have ideas, suggestions or recommendations to improve Cardinal Ethanol. You can share them by reaching your Board at Chairman@cardinalethanol.com.

Friends of the Ethanol Industry

Would you like to become more involved or better educated regarding the benefits of ethanol production? As a supporter of the ethanol industry, you are the perfect person to tell the story of how the ethanol industry creates jobs, cleans the air and reduces our dependence on foreign oil. Now you can become an Individual Member of Growth Energy, the premier advocate for the ethanol industry and Cardinal Ethanol. Individual Membership allows you access to quarterly webinars, as well as regular emails on current issues, topics and strategies regarding the ethanol industry. Please follow the link below for more information about what Growth Energy is doing for our industry. I encourage you to join Growth today as an Individual Member. For a modest annual fee of $15 you can help make a difference and your membership is one way to support an industry we are all very much a part of. Select the tab "Join at the Individual Level" on the Growth energy website, fill out the form, and begin receiving valuable information today. Please include that you were referred by Cardinal Ethanol on your membership form.

http://www.growthenergy.org/about-growth-energy/membership-options/

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Six Month Financial Results

Statement of Operations (Six Months Ended)

	3/31/13	3/31/12
Revenues	$174,852,618	$165,169,114
Cost of Goods Sold	165,092,043	152,877,637
Gross Profits	9,760,575	12,291,477
Operating Expenses	2,270,381	2,207,373
Operating Income	7,490,194	10,084,104
Other Income (Expense)	(1,282,926)	(1,357,051)
Net Income	$6,207,268	$8,727,053

Balance Sheet

	3/31/13	9/30/12
Assets	$161,661,437	$154,529,765
Current Liabilities	19,334,596	16,662,886
Long Term Debt	26,091,657	27,943,975
Derivative Instruments	6,646	628,358
Member's Equity	116,228,538	109,294,546
Total Liabilities & Member Equity	$161,661,437	$154,529,765
Book Value Per Share	$7,958	$7,483

*This information has been derived from the audited Consolidated Financial Statements and accompanying notes included in our Form 10-K and from the unaudited Financial Statements and accompanying notes included in our Form 10-Q for March 31, 2013 which is available at the SEC's website at: www.sec.gov. You can also access the Annual Report at Cardinal's website: www.cardinalethanol.com

